Exhibit 99.1

Quaker Fabric Reports First Quarter Results

    FALL RIVER, Mass.--(BUSINESS WIRE)--April 24, 2003--QUAKER FABRIC CORPORATION (NASDAQ Symbol: QFAB) today reported net sales of $90.2 million, net income of $2.3 million, and diluted earnings per share of $0.14 for the three-month period ended April 5, 2003; compared to net sales of $100.0 million, net income of $4.4 million, and diluted earnings per share of $0.26 for the corresponding period of fiscal 2002. Basic earnings per share for the first quarters of 2003 and 2002 were $0.14 and $0.28, respectively.
    "During the quarter, the company faced continued weakness in the domestic and international economies. In context, Quaker performed reasonably well. In comparison to last year's record-setting first quarter revenues, net sales for the quarter were down 9.8%, reflecting considerable softness in overall domestic and international demand. Domestic fabric sales for the quarter were down $7.6 million - and export sales were down $2.1 million, most of which was attributable to a falloff in our sales into the Middle East. At $3.0 million for the quarter, our yarn sales were off $0.6 million, and the outlook for this particular market suggests that our yarn sales are likely to remain under pressure," commented Larry Liebenow, Quaker's President and CEO. "Our gross margin performance for the period was negatively affected by these lower sales volumes, which made it more difficult for us to absorb our fixed costs, as well as by fairly significant quarter over quarter increases in our energy, insurance and depreciation costs."
    "The first quarter was marked by several important achievements. Our revenues during the quarter confirm that we have maintained our strong market position. In addition, we reduced debt during the quarter by $6.0 million, further improving our debt to total capital ratio, and providing us with the strong balance sheet needed to respond to both business challenges and opportunities as they arise. And, during the quarter, we also declared and paid our first ever dividend to our shareholders," Mr. Liebenow continued. Our backlog position at the end of the quarter was approximately $26.3 million, and this year's second quarter will reflect only twelve weeks of full operations due to the timing of the company's annual shutdown period for planned maintenance. We expect overall market conditions to remain difficult until we begin to see some improvement in the general economy. We are determined to continue our long-term strategy of growing our revenues and increasing market share, with particular emphasis on new product development and the identification of new market opportunities. To that end, we added an experienced marketing professional to our senior management team during the first quarter to help us design and implement a marketing strategy intended to put Quaker in a class by itself in this industry. On the new product development front, our placements at this month's High Point Furniture Market were excellent - with our luxurious Quakersuede(TM) and innovative, high-performance Ultra(TM) Collections particularly well-received - and we anticipate that the addition of these products to our overall product mix will have a positive effect on both our market share and our average selling prices over time," Mr. Liebenow added.
    "In these challenging economic times, we believe our shareholders will be best served by our commitment to revenue growth so, while we will continue to target improvements in our manufacturing efficiencies, quality levels and overall cost structure, our primary focus will be on building volume and executing our business plan. We believe that this approach - combined with the significant investments we have made over the last few years - will put us in the best position to deal with near-term issues as well as take full advantage of improved economic conditions," Mr. Liebenow concluded.
    Quaker also today announced the declaration of a cash dividend in an amount equal to $0.025 per common share payable on May 23, 2003 to shareholders of record on May 9, 2003.
    Quaker Fabric Corporation is a leading manufacturer of woven upholstery fabrics for furniture markets in the United States and abroad, and the largest producer of Jacquard upholstery fabric in the world. For the year ended January 4, 2003, the Company had net sales of $365.4 million, net income of $11.6 million, and diluted and basic earnings per share of $0.69 and $0.72, respectively.

    THIS PRESS RELEASE CONTAINS "FORWARD LOOKING STATEMENTS," AS THAT TERM IS DEFINED IN THE FEDERAL SECURITIES LAWS. THE READER IS CAUTIONED THAT SUCH STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND THAT, AS A RESULT OF VARIOUS FACTORS, INCLUDING, BUT NOT LIMITED TO, THE LEVEL OF CUSTOMER DEMAND FOR THE COMPANY'S PRODUCTS, HIGHER THAN ANTICIPATED COSTS AND LOWER THAN ANTICIPATED PRODUCTION RATES, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED. FOR A FURTHER DISCUSSION OF THESE FACTORS, SEE THE COMPANY'S 2002 FORM 10-K.

                       QUAKER FABRIC CORPORATION
                   CONSOLIDATED FINANCIAL STATEMENTS
                 (In thousands, except per share data)

                         STATEMENTS OF INCOME

                                            First Quarter Ended
                                               (Unaudited)
                                       Apr. 5,    Mar. 30,    Percent
                                        2003        2002       Change

Net sales                              $90,225   $100,032       (9.8)%

Cost of products sold                   71,258     77,432

Gross profit                            18,967     22,600      (16.1)%

Selling, general and admin. expenses    14,251     14,497

Operating income                         4,716      8,103      (41.8)%

Other expenses
    Interest expense                     1,069      1,069
    Other, net                             (24)         5

Income before provision for
  income taxes                           3,671      7,029      (47.8)%

Provision for income taxes               1,358      2,601

Net income                              $2,313     $4,428      (47.8)%

Earnings  per common share - basic       $0.14      $0.28      (50.0)%

Weighted average shares
  outstanding - basic                   16,416     15,858

Earnings per common share - diluted      $0.14      $0.26      (46.2)%

Weighted average shares
  outstanding - diluted                 16,764     16,744

Ratio analysis:
Gross profit margin                       21.0%      22.6%
S.G. & A. as a percentage of net
 sales                                    15.8%      14.5%
Operating margin                           5.2%       8.1%
Net margin                                 2.6%       4.4%
Order backlog                          $26,349    $51,511



                       CONDENSED BALANCE SHEETS

                                                April 5,    January 4,
                                                  2003         2003
                                               (Unaudited)   (Audited)
Assets
  Current assets:
     Cash                                         $1,053       $1,098
     Accounts receivable                          48,676       42,346
     Inventories                                  51,367       50,407
     Prepaid expenses and other current
      assets                                      11,903       14,094
      Total current assets                       112,999      107,945

  Property, plant and equipment, net             170,742      173,790
  Goodwill                                         5,432        5,432
  Other assets                                     1,405        1,519
                                                $290,578     $288,686

Liabilities and Stockholders' Equity
  Current liabilities                            $37,266      $33,137
  Long-term debt                                  55,200       61,200
  Deferred income taxes and other
    liabilities                                   33,528       32,544
  Stockholders' equity                           164,584      161,805
                                                $290,578     $288,686


This document contains "forward looking statements," as that term is defined in the federal securities laws. The reader is cautioned that such statements are not guarantees of future performance and that, as a result of various factors, including, but not limited to, the level of customer demand for the Company's products, higher than anticipated costs and lower than anticipated production rates, actual results may differ materially from those projected. For a further discussion of these factors, see the Company's 2002 10-K.


    CONTACT: Quaker Fabric Corporation
             Larry A. Liebenow, 508/646-2264
             Cynthia L. Gordan, 508/646-2261
             Paul J. Kelly, 508/646-2251